Exhibit 23.01


INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statements Nos. 33-27873, 33-62531 and 33-62533 of Daedalus Enterprises, Inc. on Form S-8 of our report dated September 15, 1995 (October 12, 1995 as to the fifth paragraph of Note
D) appearing in the Annual Report on Form 10-K of Daedalus Enterprises, Inc. and Subsidiaries for the year ended July 31, 1995.


/S/  Deloitte & Touche LLP
Deloitte & Touche LLP
Ann Arbor, Michigan
October 24, 1995